                                           REGISTRATION STATEMENT NO. 333-______

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------

                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
             (Exact name of registrant as specified in its charter)

                                   CONNECTICUT
         (State or other jurisdiction of incorporation or organization)
                                   06-0566090
                    (I.R.S. Employer Identification Number)

            1300 HALL BOULEVARD, BLOOMFIELD, CONNECTICUT 06002-2910
                                 (860) 656-3000
    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                             JAMES L. LIPSCOMB, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                    METLIFE INSURANCE COMPANY OF CONNECTICUT
            1300 HALL BOULEVARD, BLOOMFIELD, CONNECTICUT 06002-2910
                                 (860) 656-3000
            (Name, Address, including Zip Code, and Telephone Number,
                    including Area Code, of Agent for Service)

           AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVENESS OF THE
                             REGISTRATION STATEMENT
       (Approximate date of commencement of proposed sale to the public.)

                                    ---------

                                   COPIES TO:
                                DIANE E. AMBLER
                                K & L Gates LLP
                               1601 K STREET, N.W.
                             WASHINGTON, D.C. 20006

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus contained herein relates to Registration Statement Nos. 333-138473, 333-132233 and 333-103909.





TITLE OF EACH CLASS                               PROPOSED MAXIMUM         PROPOSED
OF SECURITIES                    AMOUNT TO BE        OFFERING        MAXIMUM AGGREGATE        AMOUNT OF
TO BE REGISTERED                  REGISTERED(1)    PRICE PER UNIT    OFFERING PRICE(1)     REGISTRATION FEE
-------------------             ---------------   -----------------  -----------------   -------------------


Units of Interest Under
Fixed Annuity Contract          $1,000,000,000      Not Applicable     $1,000,000,000          $39,300



The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

---------

(1) The amount being registered and the maximum aggregate offering price are estimated solely for the purpose of determining the registration fee. The proposed maximum offering price per share unit is not applicable in that these contracts are not issued in predetermined amounts or units.



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

METLIFE INSURANCE COMPANY OF CONNECTICUT
CROSS REFERENCE SHEET
FIXED ANNUITY

ITEM NO.  FORM S-1 REGISTRATION ITEM                   LOCATION IN PROSPECTUS
--------  --------------------------                   ----------------------
1         Forepart of the Registration Statement and   Forepart of the Registration Statement and
          Outside Front Cover Page of Prospectus       Cover Page

2         Inside Front and Outside Back Cover Pages    Front and Back Cover Pages
          of Prospectus

3         Summary Information, Risk Factors and        Summary; Charges and Deductions
          Ratio of Earnings to Fixed Charges

4         Use of Proceeds                              The Contract

5         Determination of Offering Price              Purchase Payment

6         Dilution                                     N/A

7         Selling Security Holders                     N/A

8         Plan of Distribution                         Distribution of the Contracts

9         Description of Securities to be Registered   Summary; The Contract

10        Interests of Named Experts and Counsel       Experts, Legal Opinion

11        Information with Respect to Registrant       The Insurance Company, Investments by the
                                                       Company

11A       Material Changes

12        Incorporation of Certain Information by      Incorporation of Certain Documents by
          Reference                                    Reference

12A       Disclosure of Commission Position on         See Part II -- Item 14
          Indemnification for Securities Act
          Liabilities

13        N/A                                          N/A

                    METLIFE INSURANCE COMPANY OF CONNECTICUT

                                  FIXED ANNUITY

This Registration Statement incorporates by reference the following documents:

The Prospectus for the Fixed Annuity dated April 28, 2008 included in Post-Effective Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-138473, filed with the Securities and Exchange Commission on April 9, 2008.

The final Prospectus for the Fixed Annuity dated April 28, 2008, filed with the Securities and Exchange Commission on April 30, 2008 pursuant to Rule 424(B) under the Securities Act of 1933 in connection with Registration Statement No. 333-138473.


The Supplement dated October 2, 2008 to the Fixed Annuity Prospectus dated April 28, 2008, filed with the Securities and Exchange Commission on October 2, 2008 in connection with Registration Statement No. 333-132233 and filed on January 22, 2009 in connection with Registration Statement No. 333-138473 pursuant to Rule 424(B) under the Securities Act of 1933.


You can obtain a copy of the April 28, 2008 Prospectus and the supplements referenced herein, by writing to MetLife Insurance Company of Connecticut, 1300 Hall Boulevard, Bloomfield, Connecticut 06002-2910.

                                  FIXED ANNUITY

                    METLIFE INSURANCE COMPANY OF CONNECTICUT

       SUPPLEMENT DATED January , 2009, TO THE PROSPECTUS DATED APRIL 28, 2008

This supplement updates information in, and should be read in conjunction with, the prospectus dated April 28, 2008, describing your annuity contract (the "Contract"). You can obtain a copy of the April 28, 2008 prospectus by writing to MetLife Insurance Company of Connecticut, 1300 Hall Boulevard, Bloomfield, Connecticut 06002-2910.

                                    * * * * *

The following information replaces the section entitled "Information Incorporated By Reference" on page 32 of the prospectus:

Under the Securities Act of 1933, the Company has filed with the Securities and Exchange Commission ("SEC") a registration statement (the "Registration Statement") relating to the Contracts offered by this prospectus. This prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits, and reference is hereby made to such Registration Statement and exhibits for further information relating to the Company and the Contracts.

The Company's annual report on Form 10-K was filed with the SEC on March 27, 2008 via EDGAR File No. 033-03094. The Company filed an amended annual report on Form 10-K/A with respect to Items 7, 7A, 8 and 9A(T) on Form 10-K with the SEC on May 14, 2008 via EDGAR File No. 033-03094. The Form 10-K, as amended by Form 10-K/A, contains information for the period ended December 31, 2007 about the Company, including consolidated audited financial statements for the Company's latest fiscal year. The Company also filed Forms 8-K on April 3, 2008, May 12, 2008 and January 21, 2009 via EDGAR File No. 033-03094. The Form 10-K and 10-K/A, as updated by the three Form 8-Ks, are incorporated by reference into this prospectus. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act (such as quarterly and periodic reports) or proxy or information statements filed pursuant to Section 14 of the Exchange Act since the end of the fiscal year ending December 31, 2007 are also incorporated by reference into this prospectus. We are not incorporating by reference, in any case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules.

There have been no material changes in the Company's affairs which have occurred since the end of the latest fiscal year for which audited consolidated financial statements were included in the latest Form 10-K/A or which have not been described in a Form 10-Q or Form 8-K filed by the Company under the Exchange Act.

If requested, the Company will furnish, without charge, a copy of any and all of the reports or documents that have been incorporated by reference into this prospectus. You may direct your requests to the Company at 1300 Hall Boulevard, Bloomfield, Connecticut 06002-2910. The telephone number is 1 (800) 874-1225. You may also access the incorporated reports and other documents at www.metlife.com.

You may also read and copy any materials that the Company files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-202-551-8090. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at (http://www.sec.gov).

The following information replaces the section entitled "Experts" on page 32 of the prospectus:

Legal matters in connection with federal laws and regulations affecting the issue and sale of the Contracts described in this prospectus and the organization of the Company, its authority to issue such Contracts under Connecticut law and the validity of the forms of the Contracts under Connecticut law have been passed on by legal counsel for the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and the related financial statement schedules, incorporated by reference in this Registration Statement for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, dated March 26, 2008 (May 14, 2008, as to Note 20 and January 21, 2009, as to Note 21) incorporated by reference (which expresses an unqualified opinion and includes explanatory paragraphs regarding changes in MetLife Insurance Company of Connecticut and subsidiaries' method of accounting for deferred acquisition costs as required by accounting guidance adopted on January 1, 2007, and the restatement of the 2007 consolidated financial statements). Such financial statements and financial statement schedules are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

1300 Hall Boulevard                                    Telephone: (800) 874-1225
Bloomfield, Connecticut 06002-2910
                                                       Book 74

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Estimate of Printing Costs: $4,000

Cost of Independent Registered Public Accounting Firm: $6,600

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant's parent, MetLife, Inc. ("MetLife") has secured a Financial Institutions Bond in the amount of $50,000,000, subject to a $5,000,000 deductible. MetLife also maintains Directors' and Officers' Liability insurance coverage with limits of $400 million under which the Registrant and Registrant's underwriter, as well as certain other subsidiaries of MetLife are covered. A provision in MetLife, Inc.'s by-laws provides for the indemnification (under certain circumstances) of individuals serving as directors or officers of certain organizations, including the Depositor and the Underwriter.

Sections 33-770 et seq. inclusive of the Connecticut General Statutes ("C.G.S.") regarding indemnification of directors and officers of Connecticut corporations provides in general that Connecticut corporations shall indemnify their officers, directors and certain other defined individuals against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred in connection with proceedings against the corporation. The corporation's obligation to provide such indemnification generally does not apply unless (1) the individual is wholly successful on the merits in the defense of any such proceeding; or (2) a determination is made (by persons specified in the statute) that the individual acted in good faith and in the best interests of the corporation and in all other cases, his conduct was at least not opposed to the best interests of the corporation, and in a criminal case he had no reasonable cause to believe his conduct was unlawful; or (3) the court, upon application by the individual, determines in view of all of the circumstances that such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. With respect to proceedings brought by or in the right of the corporation, the statute provides that the corporation shall indemnify its officers, directors and certain other defined individuals, against reasonable expenses actually incurred by them in connection with such proceedings, subject to certain limitations.

C.G.S. Section 33-778 provides an exclusive remedy; a Connecticut corporation cannot indemnify a director or officer to an extent either greater or lesser than that authorized by the statute, e.g., pursuant to its certificate of incorporation, by-laws, or any separate contractual arrangement. However, the statute does specifically authorize a corporation to procure indemnification insurance to provide greater indemnification rights. The premiums for such insurance may be shared with the insured individuals on an agreed upon basis.

RULE 484 UNDERTAKING

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES



Between November 24, 2008, and January 16, 2009, the Company sold approximately $966 million in unregistered interests in the MetLife Target Maturity Contract. Between July 1, 2007, and January 16, 2009, the Company sold approximately $103 million in unregistered interests in the Company's Unallocated Group Variable Annuity Contract.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits

 EXHIBIT
  NUMBER    DESCRIPTION
 -------    -----------
1.          Distribution and Principal Underwriting Agreement. (Incorporated herein by reference to Exhibit 1 to the Registration Statement on Form S-2, File No.
            333-51804 filed December 14, 2000.)

1(a).       Agreement and Plan of Merger dated as of October 20, 2006. (Incorporated herein by reference to Exhibit 1(a) to the Registration Statement on Form S-1,
            File No. 333-138472 filed on November 7, 2006.)

2.          None.

3.          Charter of The Travelers Insurance Company, as amended on October 19, 1994.
            (Incorporated herein by reference to Exhibit 3(a) to the Registration
            Statement on Form N-4, File No. 333-40193 filed November 17, 1997).

3(a).       By-Laws of The Travelers Insurance Company, as amended on October 20, 1994.
            (Incorporated herein by reference to Exhibit 3(b)(i) to the Registration
            Statement Form S-2, File No. 033-58677, filed via Edgar on April 18, 1995).

3(a)(i).    Certificate of Amendment of the Charter as Amended and Restated of The
            Travelers Insurance Company effective May 1, 2006. (Incorporated herein by reference to Exhibit 6(c) to Post-Effective Amendment No. 14 to The Travelers
            Fund ABD for Variable Annuities Registration Statement on Form N-4, File Nos.
            033-65343/811-07465 filed April 6, 2006.)

4.          Contracts. (Incorporated herein by reference to Exhibit 4 to Pre-Effective
            Amendment No. 1 to the Registration Statement on Form S-2, File No. 333-
            103909, filed February 10, 2004.)

4(a).       Company Name Change Endorsement. (Incorporated herein by reference to Exhibit
            4(c) to Post-Effective Amendment No. 14 to the Registration Statement on Form
            N-4, File No. 033-65343/811-07465 filed April 7, 2006.)

4(b).       Roth 401 Endorsement. (Incorporated herein by reference to Exhibit 4 to Post-
            Effective Amendment No. 14 to The Travelers Fund ABD for Variable Annuities to
            the Registration Statement on Form N-4, File No. 033-65343 filed April 5,
            2006.)

4(c)(ii).   Roth 403(b) Endorsement. (Incorporated herein by reference to Exhibit 4 to
            Post-Effective Amendment No. 14 to The Travelers Fund ABD for Variable
            Annuities to the Registration Statement on Form N-4, File No. 033-65343 filed
            April 5, 2006.)

4(d).       Code Section 457(B) Rider For Eligible Plan of a Governmental or a Tax-Exempt
            Employer. L-22466 8-07. Filed on Form S-1, file number 333-138473 on April 9,
            2008.

5.          Opinion re: Legality of Shares. Filed herewith.

8.          None

9.          None.

10.         Master Retail Sales Agreement (MLIDC). (Incorporated herein by reference to
            Exhibit 3(d) to Post-Effective Amendment No. 16 to MetLife of CT Fund ABD for
            Variable Annuities to the Registration Statement on Form N-4, File No. 033-
            65343/811-07465 filed April 4, 2007.)

11.         None.

12.         None.

13.         None.

15.         None.

16.         None.

23.         Consent of Deloitte & Touche LLP, Independent Registered Public Accounting
            Firm. Filed herewith.

23(b).      Consent of Counsel. (Incorporated herein by reference to Exhibit 5 to the
            Registration Statement on Form S-1, File No. 333-138473, filed November 7,
            2006.)

24.         Powers of Attorney authorizing Michele H. Abate, Paul G. Cellupica, Richard S.
            Collins, John E. Connolly, Jr., James L. Lipscomb, Gina C. Sandonato, Myra L.
            Saul, and Marie C. Swift to act as signatory for Michael K. Farrell, William
            J. Mullaney, Lisa M. Weber, Stanley J. Talbi, and Joseph J. Prochaska, Jr.
            Filed herewith.

25.         None.

26.         None.


 EXHIBIT
  NUMBER    DESCRIPTION
 -------    -----------
27.         None.

(b).        Financials pursuant to Regulation S-X -- Incorporated by reference to Form 10-
            K/A for the fiscal year ended December 31, 2007 (File No. 033-03094) as filed with the Commission on May 14, 2008 (Accession No. 0000950123-08-005674), and
            Forms 8-K (File No. 033-03094) as filed with the Commission on April 3, 2008
            (Accession No. 0000950123-08-003759), May 12, 2008 (Accession No. 0000950123-
            08-005517) and Form 8-K (File No. 033-0394) as filed with the Commission on
            January 21, 2009 (Accession No. 0000950123-09-000926).



ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes as follows, pursuant to Item 512 of Regulation S-K:

1. To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

     i. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price set represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

     iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.




4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bloomfield, State of Connecticut, on January 23, 2009.


                    MetLife Insurance Company of Connecticut
                                  (Registrant)

                                        By:       /s/ BENNETT KLEINBERG
                                            ------------------------------------
                                                  Vice President & Actuary


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 23, 2009.



         /s/ *MICHAEL K. FARRELL                  Director and President
---------------------------------------------
             (Michael K. Farrell)

        /s/ *WILLIAM J. MULLANEY                  Director
---------------------------------------------
            (William J. Mullaney)

           /s/ *LISA M. WEBER                     Director
---------------------------------------------
               (Lisa M. Weber)

          /s/ *STANLEY J. TALBI                   Executive Vice President and Chief
---------------------------------------------        Financial Officer
              (Stanley J. Talbi)

      /s/ *JOSEPH J. PROCHASKA, JR.               Executive Vice President and Chief
---------------------------------------------        Accounting Officer
          (Joseph J. Prochaska, Jr.)

*By:           /s/ MYRA L. SAUL
     ----------------------------------------
        Myra L. Saul, Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT
 NUMBER   DESCRIPTION
-------   -----------
5         Opinion and Consent of Counsel
23        Consent of Deloitte & Touche LLP, Independent Registered Public Accounting
          Firm
24        Powers of Attorney